Exhibit 99.1

FOR IMMEDIATE RELEASE

CardioTech Announces Agreement to Sell Gish Biomedical to

Medos Medizintechnik AG for a Purchase Price of $7.5 Million

Net Cash Proceeds to be Used for CardioTech’s Growth Initiatives

WILMINGTON, MASS., July 5, 2007– CardioTech International, Inc. (AMEX: CTE), a developer and manufacturer of advanced materials and medical devices for the treatment of cardiovascular and other diseases, announced today that it has signed an agreement to sell its Gish Biomedical, Inc. subsidiary in a stock transaction to Medos Medizintechnik AG (“Medos”) for a purchase price of approximately $7.5 million. Medos Medizintechnik AG, is a developer and manufacturer of medical devices for cardiac surgery, extracorporeal membrane oxygenation (ECMO) and Ventricle Assist Devices (VAD).  Of the purchase price, $1.0 million will be held in a one-year cash escrow to fund CardioTech’s post-closing indemnification obligations to Medos, if any.  After estimated transaction costs of $500,000 and the escrow funding, CardioTech expects to realize approximately $6.0 million in cash from the sale of Gish.   The terms of the agreement provide that CardioTech retains all cash on Gish’s balance sheet. The sale of Gish is expected to close on or about July 9, 2007.

Commenting on the agreement with Medos, President and CEO Michael Adams, CardioTech, said, “The sale of Gish provides Medos with an excellent opportunity to enter the US market.  CardioTech’s direction is targeted to being a world class technology business focused on customer-driven solutions in the medical device industry.  The sale will permit the redeployment of capital into our ongoing growth initiatives focused on selling complex medical devices, and licensing and selling specialized materials to medical device manufacturers.  The sale of Gish is an important milestone which allows CardioTech to direct management expertise and resources into executing the Company’s strategic growth plan.”

Dr. Thomas Theisen, Chief Sales Officer, Medos, said “The acquisition of Gish represents an excellent opportunity to achieve a significant position in the US market for disposable medical products used in cardiopulmonary surgery. Buying Gish also provides a solid platform for selectively introducing Medos’ innovative products from the ECMO and VAD product lines to the US market using the well respected Gish brand. Medos has the structure to capitalize on combining two strong R&D programs in the global medical device marketplace.”

About CardioTech International:

CardioTech International, Inc. is a medical device company that designs, develops, manufactures and sells innovative products and materials for the treatment of cardiovascular, orthopedic, oncology, urology and other diseases.  The Company’s business model calls for leveraging its technological and manufacturing expertise in order to expand its royalty and license fee income, develop next generation polymers and manufacture new and complex medical devices.  CardioTech is conducting its first clinical trial for regulatory approval in Europe for its CardioPass™ synthetic coronary bypass graft.  The Company generates revenues from sales of advanced medical devices and materials, as well as from contracted product design and development services.  More information about CardioTech is available at its website: http://www.cardiotech-inc.com.

Forward-Looking Statements:

CardioTech believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review CardioTech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2007.  CardioTech assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law..

For Further Information Contact:

Eric Walters	Sylvia Dresner
Vice President & Chief Financial Officer	Senior Vice President
CardioTech International, Inc.	VMW Corporate & Investor Relations

978-657-0075	212-616-6161